Exhibit 4.56

Execution Version

COLLATERAL AGREEMENT

This Collateral Agreement (as amended from time to time, the “Collateral Agreement”) is entered into as of March 30, 2010 by and among CITIBANK, N.A. (together with its successors and assigns, “Citibank”), CEMEX, S.A.B. de C.V., a publicly traded stock corporation with variable capital (sociedad anónima bursátil de capital variable) organized under the laws of Mexico (“Cemex”) and Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria, acting solely as trustee under trust No. 111339-7 (the “Trust”).

WHEREAS, Citibank and the Trust have entered into transactions evidenced by (i) a Put Option Transaction confirmation, (ii) a Forward Transaction (Cemex Shares) confirmation and (iii) a Forward Transaction (Naftrac Shares) confirmation, each dated as of April 23, 2008 (collectively, the “Confirmations”), with each such transaction subject to a single agreement in the form of the ISDA 2002 Master Agreement, as published by ISDA (including the terms and elections related thereto in the Confirmations, the “Deemed Agreement”), deemed to exist between Citibank and Counterparty pursuant to the Confirmations and including a 1994 ISDA Credit Support Annex (Bilateral Form – New York Law) entered into between Citibank and the Trust as of April 23, 2008 (as amended by the parties from time to time, the “Annex” and collectively with the Confirmations and the Deemed Agreement, the “Trust ISDA Agreement”);

WHEREAS, Cemex has issued a Guarantee, dated as of April 23, 2008 in favor of Citibank in respect of the Trust ISDA Agreement (the “Guarantee”);

WHEREAS, Cemex has, by virtue of its obligations under the Guarantee, transferred to Citibank cash collateral (such cash as has been transferred by Cemex and not returned by Citibank as of the date hereof pursuant to the delivery and return provisions of the Annex, the “Cemex Transferred Cash”) with respect to the Annex to satisfy the Trust’s obligations thereunder, and the Cemex Transferred Cash constitutes all of the Posted Credit Support (as defined in the Annex) held by Citibank under the Annex other than the Permanent Collateral (and, without duplication, Issuer Acceptable Shares) (as defined in the Annex) posted by the Trust thereunder;

WHEREAS, Cemex and Citibank have entered into a Security Agreement, dated as of the date hereof (the “Security Agreement”), pursuant to which Cemex has agreed to provide security for the payment of the Trust’s obligations under the Trust ISDA Agreement and Cemex’s obligations under the Guarantee by pledging its right and interest under the Capped Call Agreement (as defined in the Security Agreement) to Citibank, in connection with which, and subject to the terms and conditions of the Annex, Citibank would release cash collateral pledged under the Annex for return to Cemex; and

WHEREAS, Citibank, Cemex and the Trust wish to clarify the relevant relationships to reflect their original agreement that Citibank have a first priority perfected security interest in all assets transferred from time to time by Cemex to Citibank in respect of the Trust’s obligations to post collateral under the Annex and that Citibank return directly to Cemex assets previously transferred by Cemex for this purpose when Citibank is obligated to return Posted Credit Support under the Annex;

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I. TRANSFER OBLIGATIONS AND SECURITY INTEREST

SECTION 1.01. Initial Transfers. On the date hereof, (i) Cemex shall transfer to Citibank an amount of cash equal to the Cemex Transferred Cash as of such date (such transfer obligation of Cemex, the “Cemex Initial Delivery Obligation”), and (ii) Citibank shall transfer to Cemex an amount of cash equal to the Cemex Transferred Cash as of such date (such transfer obligation of Citibank, the “Citibank Initial Return Obligation”) and Citibank shall have no further right, title or interest in the Cemex Transferred Cash as of such transfer, and the transfer obligations in clauses (i) and (ii) shall be deemed to be a “Substitution” pursuant to Paragraph 4(d) of the Annex. Upon such deemed Substitution the Transfer (as defined in the Annex) obligations as of such date of the Trust under the Annex and of Cemex under the Guarantee shall be deemed satisfied in full.

SECTION 1.02. Ongoing Returns. During the term of the Trust ISDA Agreement, and notwithstanding anything to the contrary in the Annex, in the event Citibank would be required pursuant to the terms of the Annex to Transfer Posted Credit Support previously Transferred by Cemex pursuant to the Guarantee, any Interest Amount or Distributions thereon (each as defined in the Annex) to the Trust, Citibank shall instead Transfer, in accordance with the other terms and conditions of the Annex, such Posted Credit Support, Interest Amount or Distributions to Cemex in satisfaction of such obligation, it being understood that, absent specific direction from the Trust and Cemex to the contrary, Citibank shall be entitled to assume that all Posted Credit Support (other than Permanent Collateral (as defined in the Annex), and without duplication, Issuer Acceptable Shares) was provided by Cemex pursuant to the Guarantee. Upon any such Transfer by Citibank to Cemex pursuant to this Section 1.02, the security interest in such Transferred Posted Credit Support, Interest Amount or Distributions created pursuant to Section 1.03 below will be released immediately without any further action by either party.

SECTION 1.03. Cemex Posted Collateral. Cemex hereby (i) pledges to Citibank, as security for the Obligations (as defined in the Security Agreement), and grants to Citibank a first priority continuing security interest in, lien on and right of set-off against all assets transferred by Cemex to or otherwise received by Citibank (and not returned to Cemex pursuant to Section 1.02) in connection with Cemex’s obligations under the Guarantee with respect to the Trust’s obligations to post collateral under the Annex (including, without limitation, the Cemex Initial Delivery Obligation) and all cash and non-cash proceeds of any of the foregoing (collectively, “Cemex Posted Collateral”), (ii) makes the covenants contained in Paragraphs 11(b) and (c) of the Annex and the representations and warranties contained in Paragraph 9 of the Annex (in each case in favor of Citibank and as if Cemex were the “Pledgor” thereunder) with respect to the Cemex Posted Collateral (which representations will be deemed repeated as of each date on which Cemex makes a transfer to Citibank of Cemex Posted Collateral) and (iii) agrees that Citibank shall be entitled to exercise all the rights and remedies described in Paragraph 8(a) of the Annex, subject to the conditions and limitations set forth therein (including in Paragraphs 8(b), 8(c) and 8(d) of the Annex), with respect to the Cemex Posted Collateral (as if Cemex were the “Pledgor” thereunder) in addition to any other rights or remedies Citibank may have against Cemex or the Trust under this or any other agreement or applicable law, all of which may be exercised in such order (including concurrently) as Citibank shall determine in its sole discretion. The parties agree to be bound by the provisions of Paragraph 11(d) of the Annex as if parties thereto.

SECTION 1.04. Netting. The transfer obligations of Citibank with respect to the Citibank Initial Return Obligation and Cemex with respect to the Cemex Initial Delivery Obligation shall be netted and each deemed satisfied on the date hereof.

ARTICLE II. REPRESENTATIONS AND WARRANTIES

SECTION 2.01. Each party hereto hereby represents to each of the other parties that:

(a) Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing and, in the case of the Trust, it is acting to satisfy the purposes of the trust No. 11339-7 under which it acts as trustee;

(b) Powers. It has the power and authority to execute and deliver this Collateral Agreement and to perform its obligations under this Collateral Agreement and has taken all necessary action to authorize such execution, delivery and performance, including, in respect of the Trust, it has received an irrevocable instruction to enter into this Collateral Agreement from the technical committee of trust No. 110975-6;

(c) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents or in the case of the Trust, the terms of trust No. 11339-7 under which it acts as trustee, any order or judgment of any court or other agency of government applicable to it or any of its assets or in respect of the Trust, the assets of trust No. 11339-7 under which it acts as trustee or any contractual restriction binding on or affecting it or any of its assets or in respect of the Trust, affecting the assets of trust No. 11339-7 under which it acts as trustee;

(d) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Collateral Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e) Obligations Binding. Its obligations under this Collateral Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the extent applicable, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and

(f) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event (each as defined in the Deemed Agreement) with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Collateral Agreement.

ARTICLE III. MISCELLANEOUS

SECTION 3.01. Governing Law; Jurisdiction; Waivers.

(a) This Collateral Agreement shall be governed by the laws of the State of New York (without reference to choice of law doctrine, other than Section 5-1401 of the New York General Obligations Law).

(b) Any legal action or proceeding with respect to this Collateral Agreement may be brought in any United States federal or state court sitting in New York, New York, and in the courts of the corporate domicile of each party hereto, in respect of actions brought against such party as a defendant, and by execution and delivery of this Collateral Agreement, the parties hereto hereby consent to the jurisdiction of the aforesaid courts. To the fullest extent permitted by law, each party hereto hereby irrevocably waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Collateral Agreement, and further waives any right to which it may be entitled on account of place of residence or domicile.

(c) EACH OF CEMEX, THE TRUST AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS OR BENEFICIARIES, AS APPLICABLE) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COLLATERAL AGREEMENT OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(d) Cemex irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any proceedings.

SECTION 3.02. Severability. If any one or more of the covenants, agreements, provisions or terms of this Collateral Agreement shall for any reason whatsoever be held invalid, then to the fullest extent permitted by law such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Collateral Agreement and shall in no way affect the validity or enforceability of the other provisions of this Collateral Agreement.

SECTION 3.04. Counterparts. This Collateral Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all counterparts shall together constitute but one and the same instrument.

SECTION 3.05. Amendments; Assignment. (a) This Collateral Agreement may be amended only by a written instrument executed by each of the parties hereto. Any waiver of any provision of this Collateral Agreement shall only be effective if given in writing and then only in the specific instance in which such waiver is given.

(b) This Agreement shall be binding upon and inure to the benefit of Citibank, the Trust and Cemex and their respective successors and assigns; provided that none of the parties hereto shall have any right to assign, or delegate its duties under, this Collateral Agreement without the prior written consent of the remaining parties hereto, except that Citibank may, without the consent of any other party hereto, assign its rights and obligations hereunder to a party to which it assigns its rights and obligations under the Trust ISDA Agreement in accordance with the provisions therein.

SECTION 3.06. Notices. All instructions, notices, requests or other communications given under this Agreement shall be in writing and shall be sent in accordance with the Trust ISDA Agreement.

SECTION 3.07. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Collateral Agreement and are not to affect the construction of, or be taken into consideration in interpreting, this Collateral Agreement.

SECTION 3.08. Integration. This Collateral Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith.

SECTION 3.09. Security Interest Absolute. To the extent permissible by applicable law, all rights of Citibank hereunder, the grant of a security interest in the Cemex Posted Collateral and all obligations of Cemex hereunder, will be absolute, irrevocable and unconditional irrespective of:

(a) any claim as to the genuineness, validity, regularity or enforceability of this Collateral Agreement, the Trust ISDA Agreement, any other agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing;

(b) any change in the time, manner or place of payment of, or in any other term of, all of or any of the Obligations, or any other amendment, modification, extension or waiver of or any consent to any departure from the Trust ISDA Agreement, any other agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing;

(c) any change in the existence, structure or beneficial ownership of the Trust, or any liquidation, dissolution, insolvency, reorganization or other similar proceeding affecting the Trust or its assets;

(d) any release of any collateral securing any obligations in respect of the Trust ISDA Agreement, any other agreement with respect to any of the Obligations or any guarantee or other credit support in respect thereof;

(e) any law, rule, regulation, decree or order of any jurisdiction, any change in any of the foregoing, or any other event, affecting any term of any Obligation or Citibank’s rights with respect thereto; or

(f) any other circumstance whatsoever that might otherwise constitute a defense available to, or a discharge of, Cemex in respect of the Obligations or in respect of this Collateral Agreement (other than the indefeasible payment in full of all Obligations).

SECTION 3.10. Process Agent. Cemex hereby appoints as its process agent:

Corporate Creations Network Inc.

1040 Avenue of the Americas #2400

New York, NY 10018

Fax: (561) 694-1639

Tel: (212) 382-4699

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Collateral Agreement to be duly executed, all as of the day and year first above written.

CITIBANK, N.A.

By:	/s/ James Heathcote
	Name:	James Heathcote
	Title:	Authorized Signatory

CEMEX, S.A.B. de C.V.

By:	/s/ Rodrigo Treviño
	Name:	Rodrigo Treviño
	Title:	Attorney-in-Fact

BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, DIVISION FIDUCIARA, acting solely as trustee under trust No. 111339-7

By:	/s/ Illegible, /s/ Illegible
Name:
Title: